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Exhibit 21

Parent and subsidiaries

City National Corporation
         City National Financial Services, Inc.  (99.5%)
         City National Bank
                  City National Mortgage Company (Inactive)
                  City National Properties, Inc. (Inactive)
                  City National Securities, Inc.
                  San Diego Real Estate Management, Inc. (37.64%)
                  City National International Insurance Holdings, Inc.
                           City National Insurance Company, Ltd.
                  Citinational Real Estate, Inc.
                           Citinational Bancorporation

City National Corporation is a corporation organized under the laws of the State of Delaware. City National Financial Services, Inc. is a corporation organized under the laws of the State of California and is 99.5% owned by City National Corporation with the remaining 0.5% owned by City National Bank. City National Bank is a national banking association organized under the laws of the United States of America. Each of the other above-named subsidiaries is a corporation organized under the laws of the State of California. Registrant owns 100% of the outstanding capital stock of City National Bank ("Bank"). The Bank owns 37.64% of San Diego Real Estate Management, Inc. and 100% of the outstanding common stock of City National Mortgage Company, City National Properties, Inc., City National Securities, Inc., City National International Insurance Holdings, Inc., and Citinational Real Estate, Inc.. City National Insurance Holdings, Inc. owns 100% of City National Insurance Company, Ltd. and Citinational Real Estate, Inc. owns 100% of Citinational Bancorporation.